Exhibit 10.8

Eric H. Peterson

Employment Arrangements

As of May 1, 2005, TXU Corp. (the “Company”) has employed Eric H. Peterson as its Executive Vice President and General Counsel on an at-will employee basis. The Company pays Mr. Peterson an annual salary equal to $507,000, and Mr. Peterson is eligible for an annual bonus under the terms of the TXU Corp. Executive Annual Incentive Plan and award grants under the TXU Corp. 2005 Omnibus Incentive Plan and to participate in the TXU Corp. Salary Deferral Plan.